<Letterhead of Columbia Financial Group appears here
1301 York Road, Suite 400, Lutherville, MD 21093
Tel: (410) 321-1799 Fax: (410) 321-1753, 888-301-6271
www.cfgstocks.com>


                       CONSULTANT AGREEMENT

     Columbia Financial Group is an investor relations, direct marketing, publishing, public relations ans advertising frim with expertise in the dissemination of information about publicly traded companies. Also in the business of providing investor relations services, public relations services, publishing, advertising services, fufillment services, as well as internet related services.

     Agreement made this 5th day of July, 1999, between Medi-Hut Company, Inc. (hereinafter referred to as "Corporation"), and Columbia Financial Group, Inc. (hereinafter referred to as "Consultant"), (collectively referred to as the "Parties"):

                            Recitals:

     The Corporation desires to engage the services of the Consultant to perform for the Corporation consulting services regarding all phases of the Corporation's "Investor Relations" to include direct investor relations and broker/dealer relations as such may pertain to the operation of the Corporation's business.

     The Consultant desires to consult with the Board of Directors, the Officers of the Corporation, and certain adiministrative staff members of the Corporation, and to undertake for the Corporation consultation as to the company's investor relations activities involving corporate relations and relationships with various broker/dealers involved in the regulated securities industry.

                            AGREEMENT

1. The respective duties and obligation of the contracting parties shall be for a periodof twelve (12) months commencing on the date first appearing above. This Agreement may be terminated by either parties only in accordance with the terms and conditions set forth in Paragraph 7.

                 Services Provided by Consultant

2. Consultant will provide consulting services in connection with the Corporation's "investor relations" dealings with NASD broker/dealer and the investing public. (At no time shall the Consultant provide services which would require consultant to be resigistered and licensed with any federal or state reulatorty body of self-regulating agency.) During the term of this Agreement, Consultant will provide those services customarily provided by an investor relations firm to a Corporation, including but not limited to the following:

 (1) Aiding a Corporation in developing a marketing plan directed at informing the investing public as to the business of the Corporation; and

 (2) Providing assistance and experitise in devising an advertising campaign in conjunction with the marketing campaign as set forth in (1) above; and

  (3) Advise the Corporation and provide assistance in dealing with institutional investors as it pertains to the Company's offerings of its securities; and

  (4) Aid and assist the Corporation in the Corporation's efforts to secure "market makers" which will trade the Corporation's stock to the public by providing such information as may be required; and

  (5) Aid and advise the Corporation in establishing a means of securing nationwide interst in the Corporation's securities; and

  (6) Aid and assist the Corporation in creating an "institutional site program" to provide ongoing and continuos information to fund managers; and

  (7) Aid and consult with the Corporation in the preparation and dissemination of press releases and news announcements; and

  (8) Aid and consult with the Corporation in the preparation and dissemination of all "due diligence" packages requested by and furnished to NASD reigistered broker/dealers, the investing public, and/or other institutional and/or fund managers requesting such information from the Corporation.

                           Compensation

3. In consideration for services provided by Consultant to the Corporation the Corporation shall pay or cause to be delivered to the Consultant on the execution of this agreement or as otherwise provided by the following:

   a. Within seven (7) to ten (10) business days from the date of this agreement Corporation shall deliver to Consultant or cause to be in existence 500,000 warrants. These warrants will have a three (3) year expiration date from the date of this contract.

The warrants are to be issued with the following exercise prises:
                  125,000 warrants at $.50
                  125,000 warrants at $.75
                  125,000 warrants at $1.00
                  125,000 warrants at $1.25

                            Compliance

4. At the time of Consultants execution of the warrants referred to in #3, Compensation above, common shares underlying the warrants, delivered by Corporation to Consultant will, at that particular time, be incorporated, in the next registration filed by the corporation. The warrants shall have "piggy back" registration rights and will, at the expense of the Corporation, be included in said registration.

                  Representation of Corporation

5. (a). The Corporation, upon entering this Agreement, hereby warrants and guarantees to the Consultant that to the best knowledge of the Officers and Directors of the Company, all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no misstatements of a material fact. Consultant acknowledges that estimates of performance made by Corporation are based upon the best information available to Corporation officers at the time of said estimates of performance. The Corporation officers ant the time of said estimates of performance. The Corporation acknowledges tha the information it delivers to the Consutant will be used by the Consultant in preparing materials regarding the Company's business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Paragraph 6, below, the Corporation shall hold harmless the Consultant from any and all error, omissions, misstantements, except those made in a negligent or intentionally misleading manner in connection with all information furnished by Corporation to Consultant.

(b) Consultant shall agree to release information only with written or verbal approval of the company.

6. In addition to the representations and warranties set forth above, the Corporation further warrants to the Consultant that the share makeup of the Corporation is as follows:

1.  Authorized:                       shares.
2.  Issued:                           shares.
3.  Outstanding:                      shares.
4.  Free trading (float):             shares (approx.)
5.  Shares subject to Rule 144 restrictions:              shares (approx.)

                        Limited Liability

7. With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the corporation, or to anyone who may claim any right due to any relationship with the Corporation, or any acts or omissions in the performance of services on the part of the Consultant, or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to its willful misconduct or culpable negligence.

                           Termination

8. This Agreement may be terminated by either party upon the giving of not less than sixty (60) days written notice, delivered to the parties at such address or addresses as set forth in Paragraph 9, below. In the event this Agreement is terminated by the Corporation, all compensation paid by Corporation to the Consultant shall be deemed earned. In the event this Agreement is terminated by Consultant, a portion of the compensation paid by Corporation to Consultant shall be "back-charged" to Consultant, and payable to the Corporation as follows:

(a) In the event the Agreement is terminated by the Consultant in months 1 through 6, Consultant shall repay to Corporation two thirds (2/3rds) of the fees paid pursuant to Paragraph 3 above.

(b) In the event the Consultant terminates this Agreement during months 7 through 10, the Corporation shall be entitled to a return of fifth percent (50%) of the fees paid in accordance with Paragraph 3 above; thereafter, all fees paid shall be deemed earned.

                             Notices
9. Notices to be sent pursuant to the terms and conditions of this Agreement, shall be sent as follows:

                Timothy J. Rieu                    Joseph A. Sanpietro
                Columbia Financial Group           Medi-Hut Company, Inc.
                1301 York Road, Ste. 400           1935 Swarthmore Avenue
                Lutherville, Maryland 21093        Lakewood, NJ 08701

                         Attorneys' Fees

     In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other parties, all reasonable attorney's fees, expenses and suit costs, including those associated within the appellate or post judgement collection proceedings.

                           Arbitration

10. In connection with any controversy or claim arising out of or relating to this Agreement, the parties hereto agree that such controversy shall be submitted to arbitration, in conformity with the Federal Arbitration Act (Section 9 U.S. Code Section 901 et seq), and shall be conducted in accordance with the Rules of the American Arbitration Association. Any judgment rendered as a result of the arbitration of any dispute herein, shall upon being rendered by the arbitrators be submitted to a Court of competent jurisdiction within the State of Florida or in any state where a party to this action maintains its principal business or is a Corporation incorporated in said state.

                          Governing Law

11. This Agreement shall be construed under and in accordance with the laws of the State of New Jersey, and all parties hereby consent to New Jersey as the proper jurisdiction for said proceedings provided herein.

                          Parties Bound

12. This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrations, legal representatives, successors, and assigns when permitted by this Agreement.

                        Legal Construction

13. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

                   Prior Agreements Superseded

14. This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all the parties hereto.

           Multiple Copies or Counterparts of Agreement

15. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties' signatures are not delivered.

               Liability of Miscellaneous Expenses

16. The Corporation shall be responsible to any misellaneous fees and costs approved in writing prior by the Company or its agents to commitment that are unrelated to the agreement made between the Parties.

                             Headings

16. Headings used throughout this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.

     IN WITNESS WHEREOF, the parties have set their hands and seal as of the date written above.


BY:  /s/ Timothy J. Rieu
     -------------------
     Timothy J. Rieu, President
     Columbia Financial Group

BY:  /s/ Joseph Sanpietro
     --------------------
     Joseph Sanpietro, President
     Medi-Hut Company, Inc.